                                                                      Exhibit 12
                                                                      ----------

                         BECTON, DICKINSON AND COMPANY

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (All Amounts in Millions Except for
                      Ratio of Earnings to Fixed Charges)

                                              Year Ended September 30,
                                      ----------------------------------------
Earnings:                              1994    1993    1992     1991     1990
                                      ------  ------  ------   ------   ------
Income Before Income Taxes and
 Cumulative Effect of Accounting
 Changes............................  $296.2  $222.9  $269.5   $267.3   $274.1

Undistributed (Earnings)/Losses of
 Less Than 50%-Owned Companies
 Carried at Equity..................       -     0.2    (1.2)    (6.7)    (7.0)

Net Capitalized Interest............     5.7     3.3   (10.9)   (11.6)   (18.9)

Fixed Charges.......................    84.0    90.9    96.0     97.9     97.0
                                      ------  ------  ------   ------   ------
 Earnings as Adjusted...............  $385.9  $317.3  $353.4   $346.9   $345.2
                                      ======  ======  ======   ======   ======
Fixed Charges:

 Interest Cost (1)..................  $ 68.4  $ 74.9  $ 81.8   $ 84.4   $ 85.0

 Interest Allocable to Rents (2)....    15.0    15.5    13.7     13.1     11.5

 Amortization of Debt Expense.......     0.6     0.5     0.5      0.4      0.5
                                      ------  ------  ------   ------   ------
 Fixed Charges......................  $ 84.0  $ 90.9  $ 96.0   $ 97.9   $ 97.0
                                      ======  ======  ======   ======   ======
Ratio of Earnings to Fixed Charges..    4.59    3.49    3.68     3.54     3.56
                                      ======  ======  ======   ======   ======

(1) Includes interest expense and interest capitalized in accordance with FASB Statement No. 34.

(2) Represents an appropriate portion of rental expense.